COACHMEN INDUSTRIES, INC.
423 N. Main St. • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release Monday, October 27, 2008

COACHMEN INDUSTRIES, INC. POSTS POSITIVE CASH FLOW AND SIGNS DEAL IN CHINA; HOUSING GROUP PROFITABLE DESPITE CONSOLIDATED LOSS FOR THIRD QUARTER

Middlebury, IN - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the third quarter ended September 30, 2008.

“The world economy has endured a financial hurricane during the last few months, which we hope has finally abated” commented Richard M. Lavers, President and Chief Executive Officer.  “Nowhere has it been felt more strongly than in the housing and recreation vehicle (RV) markets.  Both of our primary market segments are down by roughly 50%, industry wide. However, in spite of severe discounting and lower than expected sales we improved cash flow and reduced our finished goods inventories.  We decreased our borrowing, and have experienced significant financial improvements over 2007 despite the constantly worsening economic conditions” continued Lavers. “Through the three quarters, we have cut our losses by over 30%.  We have focused on cash flow in the past quarter and were successful in reducing our finished goods inventories by $14.3 million and improving our cash flow by $0.3 million. Of course, the financial turmoil also affects other businesses, and unfortunately as a result our balance sheet and profit and loss statement were also both hit this quarter by impairment charges on certain amounts owed to us. Accordingly, we will take even further measures to reduce our operating costs.”

“On the brighter side, we are pleased to announce that we have signed a teaming agreement with one of the largest auto manufacturers in China to develop RV’s specifically for the Chinese market.  They will act as our importer, distributor and sales partner for China.” concluded Lavers.

Net Sales for the third quarter were $74.8 million compared to $123.9 million reported for the same period in 2007.  Gross profit for the quarter dropped to ($0.5) million or (0.7)% of revenues from $7.8 million, or 6.2% of revenues for the third quarter of 2007.  The Company reported a net loss of ($14.5) million, or ($0.92) per share, versus a net loss of ($4.3) million, or ($0.28) per share in the third quarter of 2007.

Sales for the nine-month period ended September 30 were $292.8 million versus $403.9 million reported for the same period last year.  Gross profit improved to $17.2 million, or 5.9% of revenues, from $15.2 million, or 3.8% of revenues, in the first nine months of 2007.  Operating expenses decreased $8.4 million from last year to $32.0 million.  The Company reported a net loss of ($16.1) million or ($1.02) per share, versus a net loss of ($24.9) million or ($1.58) per share for the same period in 2007.

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

Recreation Vehicle Group

The RV Industry unit shipments are down dramatically.  In Third Quarter RV Industry numbers reported, motorized shipments were down 63% and towable shipments were down 38.5%.  When compared to the Industry’s numbers, Coachmen shipments for the 3rd quarter were slightly better in towable shipments and within a percent of the Industry in motorized shipments.  “These are not mere market adjustments; they are reflections of the financial market crisis and the declining US economy.  We continue to navigate through these unprecedented conditions with capacity consolidation, expense and cost reductions and improved inventory management,” said Michael R Terlep, President of Coachmen RV Group.  “Despite an extreme inventory liquidation environment, and the challenges of the financial markets, we managed to reduce our finished goods inventory by 40% in the third quarter, our manufacturing overhead by $5.9 million and our operating expense by $2.1 million from the third quarter of 2007.”

Housing Group

“The Housing Group’s core business of single family homes was again adversely affected by the dismal conditions in the nationwide housing market,” commented Housing Group President Rick Bedell. “According to the U.S. Census Bureau, single family housing starts for the quarter were down 38.7% nationwide versus the same quarter in 2007.  However, the Housing Group's revenues for single family homes beat the nationwide market numbers by 15%.  We posted profits for the third consecutive quarter despite tough economic conditions. A combination of our major project activities, improved gross margins and reduced operating expenses, helped to generate a pre-tax profit of $0.6 million compared with a pre-tax loss of ($0.7) million for the year-ago quarter,” concluded Bedell.

Coachmen Industries will conduct a conference call to discuss these financial results at 10:00 a.m. (Eastern Time), Tuesday, October 28, 2008.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com. The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s RV brand names include COACHMEN®, GEORGIE BOYTM, SPORTSCOACH® and VIKING®. Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMSTM products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales in the recreational vehicle and housing segments caused by uncertainties in the credit markets and other negative events, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, potential liabilities under recreational vehicle buy-back obligations, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, the addition or loss of our dealers or builders, the introduction and marketing of competitive products by others, including significant discounting by our competitors and other risks identified in the Company’s SEC filings.

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

For more information:

Thomas Gehl	Colleen Zuhl
Secretary	Chief Financial Officer
574-825-8776

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

Coachmen Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$74,822	$123,854	$292,848	$403,861

Gross profit - $	(501)	7,758	17,238	15,179
Gross profit - %	(0.7)%	6.2%	5.9%	3.8%

GS&A - $	10,506	12,130	28,836	37,093
GS&A - %	14.0%	9.8%	9.8%	9.2%

Gain on sale of assets, net - $	(66)	(143)	(313)	(610)
Gain on sale of assets, net - %	(0.1)%	(0.1)%	(0.1)%	(0.2)%

Impairment charge - $	3,448	-	3,448	3,872
Impairment charge - %	4.6%	0.0%	1.2%	1.0%

Total operating expenses - $	13,888	11,987	31,971	40,355
Total operating expenses - %	18.6%	9.7%	10.9%	10.0%

Operating loss - $	(14,389)	(4,229)	(14,733)	(25,176)
Operating loss - %	(19.2)%	(3.4)%	(5.0)%	(6.2)%

Outside interest expense	996	808	3,134	2,595
Outside investment income	(298)	(423)	(852)	(1,376)
Other income	(624)	(271)	(916)	(486)
Other expense	74	114	1,366	733

Pre-tax loss - $	(14,463)	(4,343)	(16,099)	(25,909)
Pre-tax loss - %	(19.3)%	(3.5)%	(5.5)%	(6.4)%

Tax expense (credit)	-	1	-	(994)

Net loss	$(14,463)	$(4,344)	$(16,099)	$(24,915)

Loss per share - Basic & Diluted	$(.92)	$(.28)	$(1.02)	$(1.58)

Weighted average shares outstanding:
Basic	15,815	15,736	15,787	15,725
Diluted	15,815	15,736	15,787	15,725

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

 Coachmen Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,621	$1,549
Accounts receivable	15,722	9,122
Inventories	55,937	79,268
Refundable income taxes	1,552	1,628
Prepaid expenses and other	7,554	7,623
Assets held for sale	5,021	-
Total current assets	88,407	99,190

Property, plant and equipment, net	44,452	52,932
Goodwill	12,993	12,993
Cash value of life insurance, net of loans	22,623	33,936
Notes receivable	2,548	6,158
Other	2,198	2,459
TOTAL ASSETS	$173,221	$207,668

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$15,819	$20,925
Accounts payable, trade	13,332	15,042
Floor plan notes payable	3,294	4,116
Accrued income taxes	497	536
Accrued expenses and other liabilities	23,376	33,235
Total current liabilities	56,318	73,854

Long-term debt	2,807	3,010
Postretirement deferred compensation benefits	6,590	7,632
Deferred income taxes	1,990	1,990
Other	32	49
Total liabilities	67,737	86,535

Total shareholders' equity	105,484	121,133

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$173,221	$207,668

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007

Net loss	$(16,099)	$(24,915)
Depreciation	3,872	4,389
Changes in current assets and liabilities	7,327	26,237
Net cash (used in) provided by operating activities	(4,900)	5,711

Net cash used in investing activities	(1,010)	(1,790)

Net borrowings (repayments)	6,869	(2,634)
Issuance of stock	113	115
Dividends paid	-	(944)
Net cash provided by (used in) financing activities	6,982	(3,463)

Increase in cash and cash equivalents	1,072	458

Beginning of period	1,549	2,651

End of period	$2,621	$3,109

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Coachmen Industries, Inc. Announces Third Quarter Results

October 27, 2008

Coachmen Industries, Inc. and Subsidiaries
Segment Data
(in thousands)
 (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales
Recreational vehicles	$44,059	$91,778	$193,319	$307,158
Housing	30,763	32,076	99,529	96,703

Consolidated total	$74,822	$123,854	$292,848	$403,861

Gross profit
Recreational vehicles	$(5,432)	$3,501	$(490)	$2,566
Housing	4,931	4,257	17,729	12,613
Other reconciling items	-	-	(1)	-

Consolidated total	$(501)	$7,758	$17,238	$15,179

Gross profit percentage
Recreational vehicles	(12.3)%	3.8%	(0.3)%	0.8%
Housing	16.0%	13.3%	17.8%	13.0%

Consolidated total	(0.7)%	6.2%	5.9%	3.8%

Operating expenses
Recreational vehicles	$5,699	$7,758	$18,722	$27,011
Housing	4,347	4,907	12,664	14,944
Other reconciling items	3,842	(678)	585	(1,600)

Consolidated total	$13,888	$11,987	$31,971	$40,355

Operating expenses percentage
Recreational vehicles	12.9%	8.5%	9.7%	8.8%
Housing	14.1%	15.3%	12.7%	15.5%

Consolidated total	18.6%	9.7%	10.9%	10.0%

Operating income (loss)
Recreational vehicles	$(11,131)	$(4,257)	$(19,212)	$(24,445)
Housing	584	(650)	5,065	(2,331)
Other reconciling items	(3,842)	678	(586)	1,600

Consolidated total	$(14,389)	$(4,229)	$(14,733)	$(25,176)

Pre-tax income (loss)
Recreational vehicles	$(10,956)	$(4,156)	$(18,881)	$(24,471)
Housing	572	(690)	4,981	(2,271)
Other reconciling items	(4,079)	503	(2,199)	833

Consolidated total	$(14,463)	$(4,343)	$(16,099)	$(25,909)

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